Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A3) of All in Blind, Inc. of our report dated June 10, 2013, with respect to the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for year ended December 31, 2012, for the period from inception on July 29, 2011 through December 31, 2011 and for the period from inception on July 29, 2011 through December 31, 2012 to be included in this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Sam Kan & Company ___________________________________
Firm’s Signature
Alameda, CA ___________________________________
City, State
June 20, 2013 ___________________________________
Date